Exhibit 10.1
Stock Purchase Agreement

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made effective as of the 29th day of June, 2007, by and among Harold A. Yount, Jr. and Brenda P. Yount, collectively with addresses at 205 East Roosevelt, Boerne, Texas 78006, David M. Loev with an address of 6300 West Loop South, S. 280, Houston, TX 77401 and Loev Corporate Filings, Inc. with an address of 4712 Bellview St., Bellaire, TX 77401, Harold A. Yount, Jr., Brenda P. Yount, David M. Loev, Loev Corporate Filings, Inc. shall be hereinafter collectively referred to as the "Sellers" or individually as a "Seller,” and Huaqin Zhou, Xiaojin Wang and Huakang Zhou with addresses at 18 Kimberly Court, East Hanover, NJ 07936 (hereinafter, collectively the "Purchasers" or “Purchaser”).

PRELIMINARY STATEMENTS

A.
Sellers own an aggregate of 1,650,000 shares of common stock of Fleurs De Vie, Inc. (Hereinafter “Fleurs”, “FDVE” or the “Company”) and are willing to sell 1,440,000 shares of common stock of Fleurs De Vie, Inc.  (the “Common Stock”) and will retain 210,000 shares.

B.	Sellers desire to sell the Common Stock to Purchasers, and Purchasers desires to purchase the Common Stock from Sellers, on the terms, provisions and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchasers do hereby agree as follows:

ARTICLE I

Purchase and Sale of the Common Stock

Section 1.01.  Purchase and Sale.  On the Closing Date and upon the terms and subject to the conditions set forth herein, the Sellers shall deliver 1,440,000 shares of FDVE’s Common Stock, as enumerated herein by their respective signatures,  to the Purchasers free and clear of all liens, and Purchasers shall purchase the Common Stock from the Sellers in accordance with Section 1.02 below.

Section 1.02.  Purchase Price.  The purchase price (the “Purchase Price”) for the Common Stock is $564,103, or $0.3917 per share and the Sellers will retain 210,000 shares of FDVE’s common stock in accordance with Section 1.04(c) below.

Section 1.03.  Time and Place of Closing.  Subject to the satisfaction or waiver of the conditions herein, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place on or before June 30, 2007 or at such time, date or place as Sellers and Purchasers may agree.

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Section 1.04.  Delivery of the Common Stock; Payment of Purchase Price. At Closing:

(a)
the Sellers shall deliver to the Purchasers the certificate(s) representing the Common Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with all taxes attributable to the transfer and sale of the Common Stock paid by the Sellers;

(b)	the Purchasers shall deliver to the Sellers the Purchase Price in accordance with Section 1.02, less the deposit of $50,000.00 which has been received by the Sellers.

(c)
the Sellers shall retain 210,000 shares of FDVE’s common stock, in the amounts as specified in Exhibit A attached hereto, which stock shall be subject to the Lock-up Agreement attached hereto as Exhibit B the shares shall have a “put” option whereby the individual holders of those shares shall have the right, but not the obligation, to force FDVE, or its successor, to repurchase any portion of the shares for $1.00 (one and no/100 dollar) per share after July 1, 2008.  Sellers shall have the right, but not the obligation, to “put” these shares to the Company for a period of sixty (60) days after July 1, 2008, after which such “put” shall expire in its entirety.  In the event Sellers exercise their respective “put” options according to this paragraph, Purchasers or the Company agree to submit payment in the form of cash to individual Sellers within 5 business days after Sellers’ exercise.  In the event Sellers do not receive payment within the 5 business day period, such shall be deemed a Default of the “put” and Sellers shall have the right of pursuing payment pursuant to the put or having the Company immediately issue Seller or Sellers, on a pro-rata basis, additional shares in the Company so the total shares held by Sellers will equal to the unpaid amount of cash divided by the price of the Company’s stock on the day of the Default multiplied times 3 (three).  As an example, if shares of the Company on the day of Default close at $.50/share, the Company would issue Sellers 1,260,000 shares ($210,000.00/$.50 per share x 3).

After Closing, Alex Yount and David Loev will transfer 70,000 shares of FDVE’s common stock to Carey G. Birmingham after Closing.  Such shares will be subject to the Lock-up Agreement referenced above.

ARTICLE II

Representations and Warranties of Sellers and the Company

Subject to all of the terms, conditions and provisions of this Agreement, the Sellers and the Company hereby represent and warrant to Purchasers, as of the date hereof and as of the Closing, as follows:

Section 2.01.  Organization and Qualification.  FDVE is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  FDVE has all requisite power and authority, corporate or otherwise, to own, lease and operate its assets and properties and to carry on its business as now being conducted.  The Company does not have any subsidiaries or predecessor corporations.

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Section 2.02.  Capitalization of The Company; Title to the Common Stock.  There are 140,000,000 shares of common stock authorized of the Company, of which approximately 1,857,000 shares of common stock are issued and outstanding, $0.001 par value per share.  There are 10,000,000 shares of preferred stock, $0.001 par value per share, authorized of the Company, of which no shares of preferred stock are issued and outstanding.  All of the outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights.  The Common Stock transferred by the Sellers to Purchasers will be free and clear of liens.  There are no outstanding or authorized subscriptions, options, warrants, calls, rights or other similar contracts, including rights of conversion or exchange under any outstanding debt or equity security or other contract, to which any of the Common Stock will be subject or obligating the Sellers and/or the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any other shares of capital stock of the Company or any other debt or equity securities convertible into or evidencing the right to subscribe for any such shares of capital stock or obligating the Sellers and/or the Company to grant, extend or enter into any such contract.  There are no voting trusts, proxies or other contracts to which Sellers and/or the Company are a party or are bound with respect to the voting of any shares of capital stock of the Company.  The Sellers have full legal right to sell, assign and transfer the Common Stock to Purchasers and will, upon payment for the Common Stock and delivery to Purchasers of a certificate or certificates representing the Common Stock, transfer good and indefeasible title to the Common Stock to Purchasers, free and clear of liens.

Section 2.03.  Authority.  The Sellers and the Company have all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  The Sellers and the Company have duly and validly executed and delivered this Agreement and will, on or prior to the Closing, execute, such other documents as may be required hereunder and, assuming the due authorization, execution and delivery of this Agreement by the parties hereto and thereto, this Agreement constitutes, the legal, valid and binding obligation of the Sellers and the Company, as applicable, enforceable against the Sellers and the Company, as applicable, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 2.04.  No Conflict.  The execution and delivery by the Sellers and the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise:  (a) constitute a violation of any law; (b) constitute a breach or violation of any provision contained in the Articles of Incorporation or Bylaws of the Company; (c) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which the Sellers and/or the Company are a party; or (d) result in or require the creation of any lien upon the Common Stock.

Section 2.05.  Consents and Approvals.  No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by the Sellers and/or the Company of this Agreement or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

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Section 2.06.  Litigation.  There are no claims pending or, to the knowledge of the Sellers and the Company, threatened against or affecting the Company or any of its assets and properties before or by any governmental authority or any other person.  The Sellers and the Company have no knowledge of the basis for any claim, which alone or in the aggregate:  (a) could reasonably be expected to result in any liability with respect to the Company; or (b) seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company or any of its assets and properties.

Section 2.07.  Brokers, Finders and Financial Advisors.  Sellers and Purchasers agree and acknowledge that the Sellers will be responsible for a fee not to exceed $40,000.00 (forty thousand and no/100 dollars) to be paid to Anna Krimshtein pursuant to a Commission Agreement attached hereto as Exhibit C, and which will be paid at Closing.

Section 2.08.  Disclosure.  To the best of the Sellers’ and the Company’s knowledge, the schedules, documents, exhibits, reports, certificates and other written statements and information furnished by or on behalf of Sellers and/or the Company to the Purchasers do not contain any material misstatement of fact or omit any material facts.  Sellers and the Company have not withheld any fact known to them which has or is reasonably likely to have a material adverse effect with respect to the Company.

Section 2.09.  Ownership.  The Sellers represent and warrant that Sellers own 1,650,000 shares of common stock of the Company, 1,440,000 shares of which that are subject to this Agreement.

ARTICLE III

Representations and Warranties of Purchasers

Subject to all of the terms, conditions and provisions of this Agreement, Purchasers hereby represent and warrant to the Sellers, as of the date hereof and as of the Closing, as follows:

Section 3.01.  Authority.  Purchasers have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby.  Purchasers has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 3.02.  No Conflict.  The execution and delivery by Purchasers of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise:  (a) constitute a violation of any law; or

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(b) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which Purchasers is a party or by which Purchasers is bound or affected.

Section 3.03.  Consents and Approvals. No governmental approvals and no notifications, filings or registrations to or with any governmental authority or any other person is or will be necessary for the valid execution and delivery by Purchasers of this Agreement and the closing documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

Section 3.04.  Litigation.  There are no claims pending or, to the knowledge of Purchasers, threatened, and Purchasers has no knowledge of the basis for any claim, which either alone or in the aggregate, seeks to restrain or enjoin the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby or thereby.  There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Purchasers which prohibits or restricts, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement.

Section 3.05.  Brokers, Finders and Financial Advisors.   No broker, finder or financial advisor has acted for Purchasers in connection with this Agreement or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or other commission in respect thereof based in any way on any contract with Purchasers.

ARTICLE IV

Covenants

Section 4.01 No Reverse Stock Split or Dilution.  Purchasers hereby covenant and consent, which consent shall survive closing and be acknowledged by Purchasers’ assigns, if any, that the Company’s shares will not be diluted for a period of 1 (one) year after   a Business Combination involving the Company.  “Business Combination” shall be defined herein as any form of equity financing, debt financing, licensing, merger, acquisition, combination and/or consolidation involving the Company and any third party.  Furthermore, Purchasers agree not to effectuate a reverse stock split for 12 months after Closing.

Section 4.01.  Further Assurances.  Sellers, the Company and Purchasers agree that, from time to time, whether before, at or after the Closing, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents (a) as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement; or (b) to effect or evidence the transfer to the Purchasers of the Common Stock held by or in the name of the Sellers.

Section 4.02.  Conduct of Business.  Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing or earlier termination of this Agreement, unless Purchasers shall otherwise agree in writing, the Company shall

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(a)           not take or perform any act or refrain from taking or performing any act which would have resulted in a breach of the representations and warranties set forth in Article II;

(b)           not enter into any agreement, or extend an existing agreement that will survive after the Closing;

(c)           not sell, pledge, lease, license or otherwise transfer any of their assets or properties or make any payments or distributions to the Company or any of its affiliates; and

(d)           not make any payments or distributions of assets or properties to the Company or its shareholders.

Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 4.03.  Public Announcements.  Except as required by law, without the prior written approval of the other party, neither Sellers, the Company nor Purchasers will issue, or permit any agent or affiliate thereof to issue, any press release or otherwise make or permit any agent or affiliate thereof to make, any public statement or announcement with respect to this Agreement or the transactions contemplated hereby and thereby.

ARTICLE V

Conditions

Section 5.01.  Conditions to Obligations of each of the Parties.  The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions: (a) no preliminary or permanent injunction or other order, decree or ruling which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect; (b) no claim shall have been asserted, threatened or commenced and no law shall have been enacted, promulgated or issued which would reasonably be expected to (i) prohibit the purchase of, payment for or retention of the Common Stock by Purchasers or the consummation of the transactions contemplated by this Agreement or (ii) make the consummation of any such transactions illegal; and (c) all approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect at the Closing.

Section 5.02.  Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, except as Sellers may waive in writing: (a) Purchasers shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing; (b) the representations and warranties of Purchasers in this Agreement shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing; and (c) the simultaneous purchase and delivery of 105,000 free trading shares from BFP Texas, Ltd., Gwen Carden, Lisa Rhoades and Cynthia Porter to Huaqin Zhou.

        Stock Purchase Agreement

Section 5.03.  Conditions to Obligations of Purchasers.  The obligations of Purchasers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to Closing of the following additional conditions, except as Purchasers may waive in writing: (a) the Sellers and the Company shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement which are required to be complied with and performed on or prior to Closing; and (b) the representations and warranties of Sellers and the Company in this Agreement shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and at the Closing (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and at the Closing.

ARTICLE VI

Indemnification

Section 6.01.  Indemnification of Sellers.  Subject to the terms and conditions of this Article VI, Purchasers agrees to indemnify, defend and hold harmless Sellers, from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against, arising out of or resulting from, directly or indirectly:

(a)           the inaccuracy of any representation or breach of any warranty of Purchasers contained in or made pursuant to this Agreement which was not disclosed to Sellers in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Sellers with respect to conditions to Closing in Section 5.02;

(b)           the breach of any covenant or agreement of Purchasers contained in this Agreement; or

(c)           any claim to fees or costs for alleged services by a broker, agent, finder or other person claiming to act in a similar capacity at the request of Purchasers in connection with this Agreement;

provided, however, that Purchasers shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Sellers, of any of its obligations under this Agreement or from Sellers’s gross negligence, fraud or willful misconduct.

Section 6.02.  Indemnification of Purchasers.  Subject to the terms and conditions of this Article VI, from and after the Closing, Sellers, agrees to indemnify, defend and hold harmless the Purchasers, their respective affiliates, their respective present and former directors, officers, shareholders, employees and agents and its respective heirs, executors, administrators, successors and assigns (the “Purchaser’s Indemnified Persons”), from and against any and all claims, liabilities and losses which may be imposed on, incurred by or asserted against any Purchaser’s Indemnified Person, arising out of or resulting from, directly or indirectly:

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(a)           the inaccuracy of any representation or breach of any warranty of the Sellers or the Company contained in or made pursuant to this Agreement which was not disclosed to Purchasers in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Purchasers with respect to conditions to Closing in Section 5.03;

(b)           the breach of any covenant or agreement of Sellers or the Company contained in this Agreement;

(c)           the conduct of the business of the Company prior to the Closing; or

(d)           any claim to fees or costs for alleged services rendered by a broker, agent, finder or other person claiming to act in a similar capacity at the request of the Sellers in connection with this Agreement;

provided, however, that Sellers and the Company shall not be liable for any portion of any claims, liabilities or losses resulting from a material breach by Purchasers of its obligations under this Agreement or from a Purchasers Indemnified Person’s gross negligence, fraud or willful misconduct.

Section 6.03.  Indemnification of Purchasers and Sellers by Brokers, Finders and Financial Advisors.  Except for Anna Krimshtein, who referenced in Section 2.07, above, it shall be conclusively presumed that Purchaser has not had any broker, finder or financial advisor representing Purchaser directly or indirectly in connection with this Agreement, and Sellers shall not have any liability to any broker, finder or financial advisor claiming by, through or under Purchaser.  Furthermore, Purchaser specifically indemnifies Sellers from any and all such expenses except as provided herein.  Sellers hereby indemnify Purchasers from and against any claim of any broker, finder or financial advisor by, through or under Sellers.

ARTICLE VII

Miscellaneous

Section 7.01.  Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

(i) if to Sellers, to:	Fleurs De Vie, Inc.
Attn: Harold A. Yount, Jr.
206 East Roosevelt
Boerne, TX 78006
(830) 249-1679
(830) 249-1260 – FAX
email: fleurs@gvtc.com

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With copies to:	David M. Loev
The Loev Law Firm, PC
6300 West Loop South, S. 280
Bellaire, TX 77401
(713) 524-4110
(713) 524-4122 – FAX
email: dloev@loevlaw.com

(ii) if to Purchasers, to:	Huakang Zhou
18 Kimberly Court
East Hannover, NJ 07936
(973) 462-8777
(973) 966-8870 – FAX
email: dzhou@warnercorp.com

With copies to:	Anna Krimshtein
1000 Lincoln Road, S. 208
Miami Beach, FL 33139
(305) 673-0350
(305) 673-0260 – FAX
email: anna@wandklaw.com

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section 7.01.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

Section 7.02.  Benefit and Burden.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

Section 7.03.  No Third Party Rights.  Nothing in this Agreement shall be deemed to create any right in any creditor or other person not a party hereto (other than the Purchaser’s Indemnified Persons) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (other than the Purchaser’s Indemnified Persons).

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Section 7.04.  Amendments and Waiver.  No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced.

Section 7.05.  Counterparts.  This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

Section 7.06.  Captions and Headings.  The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

Section 7.07.  Construction.  The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

Section 7.08.  Severability.  Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

Section 7.09.  Remedies.  The parties agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate.  As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement or to make any payment or deliver any instrument required hereunder or thereunder, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

Section 7.10.  Applicable Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 7.11.  Submission to Jurisdiction.  Each of the parties hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any New York court, over any claim arising out of or relating to this Agreement and irrevocably agrees that all such claims may be heard and determined in such New York court; and (b) irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a New York court.

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Section 7.12.  Expenses; Prevailing Party Costs.  The Sellers, the Company, and Purchasers shall pay their own expenses incident to this Agreement and the transactions contemplated hereby and thereby, including all legal and accounting fees and disbursements, and Sellers shall be solely liable for any and all expenses of the Sellers and/or the Company which are incident to this Agreement and the transactions contemplated hereby and thereby (other than customary general, administrative and overhead expenses incurred in the ordinary course of business).  Notwithstanding anything contained herein or therein to the contrary, if any party commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement, or because of a breach by a party of its obligations under this Agreement, the prevailing party in any such action shall be entitled to recover its losses, including reasonable attorneys’ fees, incurred in connection with the prosecution or defense of such action, from the losing party.

Section 7.13.  Entire Agreement.  This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise.

Section 7.14.  Faxed Signatures.  For purposes of this Agreement, a faxed signature shall constitute an original signature.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

“SELLERS”

Harold A. Yount, Jr.

/s/ Harold A. Yount, Jr.
Number of shares Delivered at Closing: 385,455

Brenda P. Yount

/s/ Brenda P. Yount
Number of shares Delivered at Closing: 400,000

David M. Loev

/s/ David M. Loev
Number of shares Delivered at Closing: 604,545

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Loev Corporate Filings, Inc.
Its: President

/s/ Hannah M. Loev
Number of shares Delivered at Closing: 50,000

“THE COMPANY”
Fleurs De Vie, Inc.

/s/ Harold A. Yount, Jr.
Chief Executive Officer

“PURCHASERS”

Huaqin Zhou

/s/ Huaqin Zhou

Xiaojin Wang

/s/ Xiaojin Wang

Huakang Zhou

/s/ Huakang Zhou

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EXHIBIT A

NAME	COMMON SHARES TO BE RETAINED AT CLOSING

Harold A. Yount, Jr.	114,545

David M. Loev	95,455

TOTAL	210,000

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EXHIBIT B

Lock-up Agreement

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EXHIBIT C

Commission Agreement

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